Exhibit 99.1

Dear Colleague,
On Wednesday, July 24, the Compensation Committee of the Board of Directors approved modifications to the 2022 and 2023 5-year Total Shareholder Return Units (TSRUs) to encourage your retention, further motivate your commitment to our long-term performance, and focus on our stock price recovery.
TSRUs represent an important retention tool for our colleagues, while aligning their interests with the interests of our shareholders by providing value tied to absolute total shareholder return.
As you know, during the COVID-19 pandemic, our stock price reached record levels largely because of our life-saving successes in fighting this devastating disease. This has affected the grant prices for TSRUs granted in 2022 and 2023. Since then, we have seen lower-than-expected COVID vaccination and treatment rates, and our stock price has declined. This has reduced significantly the retention value of these grants and the incentive to maximize our stock price appreciation for the remaining terms.
Recognizing your importance to Pfizer’s financial performance and to the recovery of our stock price, the Compensation Committee has approved offering active participants the ability to elect to modify their 2022 and 2023 5-year TSRUs by adding a two-year extension. Essentially, the 2022 and 2023 5-year TSRUs will become 7-year TSRUs and run from 2022-2029 and 2023-2030, respectively. This means, if you elect to accept this modification, these TSRUs will have an additional two years for the stock price to recover as we focus on future performance.
I believe these modifications will benefit both our colleagues and shareholders by promoting enhanced retention through a longer vesting period. Additionally, I believe extending the time for stock price appreciation will empower you to continue to help us deliver on our financial performance and drive shareholder value.
The Modification Offer is voluntary. Once the program commences, you will need to take action if you choose to accept the modifications. If you decline the election or do not make an election during the open window period, the terms of your original awards will continue.

More detailed information will be coming, and I have asked Steve Pennacchio, Senior Vice President, People Experience, Total Rewards, to hold information sessions to explain the program details. Please watch for the calendar invites coming soon.
Thank you for your ongoing support and commitment to Pfizer. You are vital to our future, and I hope the opportunity to modify these awards will retain and motivate you to continue working hard in your role.
Sincerely,
s/Albert
Sent to a Select Distribution List. Please Do Not Forward. For Internal Use Only.
Important Legal Information
This communication is for informational purposes only and is not an offer nor a solicitation of an offer to exchange any of Pfizer’s securities. The Modification Offer has not yet commenced. The offer to modify will be made only pursuant to the Modification Offer and other related materials, which are expected to be made available to all eligible holders of the 2022 and 2023 5-year TSRUs and/or 2022 and 2023 PSAs shortly after commencement of the Modification Offer, at no expense to such holders. You should read those materials and the documents referenced therein carefully when they become available because they will contain important information, including the various terms and conditions of the Modification Offer. Pfizer will file a Tender Offer Statement on Schedule TO (Tender Offer Statement) with the U.S. Securities and Exchange Commission (SEC). The Tender Offer Statement, including the Modification Offer and other related materials, will be available, at no charge, via the Fidelity NetBenefits online portal, at our website https://pfizer.com/financial-information/sec-filings, and on the SEC’s website at www.sec.gov. Pfizer urges you to read those materials carefully prior to making any decisions with respect to the Modification Offer, and recommends that you consult your tax and financial advisors to address questions regarding your decision.